Exhibit 10.11

AGREEMENT FOR THE PURCHASE AND SALE

OF REAL PROPERTY

THIS AGREEMENT, made and entered into as of 4th day of May, 2007 (the “Effective Date”), by and between BOOK EM BROTHERS, LLC (hereinafter the “Seller”) and FIRST NATIONAL BANK OF THE SOUTH (hereinafter the “Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner in fee simple of that certain tract or parcel of land located in County of Charleston, State of South Carolina, consisting of approximately 0.52 acres of land on Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina, 29464 (hereinafter the “Land”), which land is the subject of that particular commercial lease by and between Seller and Purchaser dated April 7, 2005, and more accurately described on Exhibit A attached hereto.

WHEREAS, Purchaser desires to purchase from Seller the Property (as enumerated in Article 1.2 herein), and Seller desires to sell and convey the same to Purchaser;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PROPERTY

1.1 Property. Purchaser agrees to buy and Seller agrees to sell and convey all of Seller’s right, title and interest in and to the property enumerated in Article 1.2 hereof (the “Property”) pursuant to the terms and conditions set forth herein.

1.2 Description of Property. The Property shall consist of:

(a)	The Land;

(b)

All rights, privileges and easements appurtenant to the Land, including, without limitation, all development rights and any other entitlements relating to development, rights-of-way, roadways, roadbeds, and reversions (the “Appurtenant Rights”);

(c)	All improvements, if any, on or within the Land (the “Improvements”).

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property, (hereinafter called the “Purchase Price”) shall be Eight Hundred Thousand and NO/100 ($800,000.00) Dollars, to be paid in cash or collected funds at Closing.

2.2 Earnest Money. On or before five (5) business days after the Effective Date, Purchaser shall deliver to First American Title Insurance Company (hereinafter referred to as “Escrow Agent”), the sum of Ten Thousand and No/100 ($10,000.00) Dollars (hereinafter the “Earnest Money Deposit”).

ARTICLE III

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The following shall be conditions precedent to the Purchaser’s obligation to purchase the Property. Unless otherwise specified in this Article IV, if any of the conditions precedent set forth below are not satisfied as of Closing, at Purchaser’s option the Earnest Money shall be immediately refunded to Purchaser, this Agreement shall be null and void, and neither Purchaser nor Seller shall have any further obligations hereunder.

3.1 Status of Title and Survey.

(a) Seller shall convey good and marketable fee simple title to the Property to Purchaser subject only to encumbrances and title exceptions acceptable to Purchaser. Within thirty (30) days from the Effective Date, Purchaser shall obtain a commitment for owner’s title insurance issued by Chicago Title Insurance Company (the “Title Company”) on standard ALTA Policy Form (together with copies of all instruments and plats evidencing exceptions stated therein), by which commitment the title insurance company agrees to insure the fee simple title to the Property in Purchaser in an amount equal to the Purchase Price of the Property plus anticipated improvements thereon subject only to the exceptions acceptable to Purchaser.

All title exceptions listed on the Title Commitment and matters of survey (i) not objected to by Purchaser or (ii) waived by Purchaser shall hereinafter collectively be called the “Permitted Encumbrances.”

(b) Within thirty (30) days from the Effective Date, Purchaser, at Purchaser’s expense, shall obtain a current survey (the “Survey”) of the Property prepared by a Registered Professional Land Surveyor acceptable to the Seller. The Survey shall show the location and size of all of the following on or adjacent to the Property, if any: buildings, building lines, improvements, streets, pavements, easements, rights of way, protrusions, encroachments, fences, 100 year flood plains, wetlands, public utilities and recording information of easements. The Survey shall show the gross land area and the number of acres and square feet of land and shall be certified to Purchaser, the Purchaser’s lender and the Title Company. The Survey shall be in a form and of a date acceptable to Purchaser and to the Title Company, and in acceptable form in order to allow the Title Company to delete the survey exception (except as to “shortages of area”) from the Title Policy.

3.2 Purchaser’s Review Period. Purchaser shall have a period (the “Review Period”) commencing on the date hereof and expiring sixty (60) days from the Effective Date to conduct any and all inspections, engineering and feasibility studies which Purchaser deems necessary, in an effort to determine whether or not to proceed with the Closing of this transaction. In this regard, Seller hereby agrees that Purchaser, and/or Purchaser’s agents or employees, may have unlimited access to the Property during the pendency of this Agreement to conduct such studies and inspections. Purchaser agrees to hold Seller harmless from any and all costs and expenses incurred in relation to the inspections and studies described herein. During the Review Period, Purchaser shall have an unqualified right to terminate this Agreement for any reason in Purchaser’s sole and absolute discretion. If Purchaser elects to terminate this Agreement prior to expiration of the Review Period, Purchaser shall be entitled to a full refund of the Earnest Money Deposit and any interest earned thereon and all parties shall be released from further obligations hereunder.

ARTICLE IV

[RESERVED]

ARTICLE V

CLOSING

5.1 Closing. The Closing shall be thirty (30) days after expiration of the Review Period or earlier at Purchaser’s option, provided Purchaser provides no less than five (5) days’ notice. Purchaser has the right to extend Closing by Thirty (30) days by delivering written notice of its intent to do so, but shall in case shall closing occur later than April 30, 2007.

ARTICLE VI

PRO-RATED ITEMS AND ADJUSTMENTS

6.1 Closing Costs, Prorations, and Adjustments. Purchaser shall pay for the title insurance premiums, search fees and related costs in connection with the issuance of Purchaser’s owner’s title insurance policy. Purchaser shall pay for the cost of the Survey. Seller shall pay all documentary stamp costs, deed recording fees and intangible taxes assessed with respect to the deed conveying title to the Property to Purchaser. Purchaser and Seller shall each pay their own legal fees related to the transaction contemplated hereby. All other costs of Closing shall be paid by Seller or Purchaser in accordance with local real estate customs. All real estate taxes for the Property shall be prorated, except that Seller shall pay any and all roll-back taxes applicable to the Property. The adjustments and prorations required under this Agreement shall be computed as of the date of Closing and the cash portion of the purchase price paid to Seller hereunder shall be adjusted to reflect such prorations. In the event accurate prorations or other adjustments cannot be made at Closing because of the lack of necessary information, the parties shall prorate on the best available information, subject to prompt adjustment upon the receipt of the necessary information.

ARTICLE VII

SELLER’S DELIVERIES

In addition to other conditions precedent set forth elsewhere in this Agreement, Seller shall deliver to Purchaser all of the following documents and items, the delivery and accuracy of which shall be a condition Purchaser’s obligations to consummate the purchase and sale herein contemplated:

7.1 Items Delivered Within Five (5) Business Days. Seller shall deliver all of the following in Seller’s possession or control to Purchaser within five (5) business days following the Effective Date:

(a)	Copy of the most recent Real Estate tax bills for the Property.

(b)	Results of any soil boring tests or environmental assessments with respect to the Property.

(c)	All title policies, title commitments covering the Property and all surveys and topographical renderings of the Property in the possession of Seller.

7.2 Items Delivered at Closing. Seller shall deliver the following items at Closing:

(a)	A Special Warranty Deed, satisfactory in form and substance to Purchaser’s title insurance company, conveying good and marketable fee simple title to the Property, free and clear of all liens, encumbrances, easements, and restrictions except the Permitted Encumbrances.

(b)

An Owner’s Affidavit, lien waiver, and or other agreements, affidavits, or indemnities satisfactory for the purpose of removing the “standard” exceptions from Purchaser’s Owner’s Title Insurance Policy for the Property.

(c)	“Payoff Letters” with respect to all real estate liens or other instruments or agreements to be canceled pursuant to the terms of this Agreement.

(d)	State and Federal affidavits of residency as Purchaser may reasonably require.

(e)	A 1099 Affidavit.

(f)	A closing statement and such other documents as may be necessary to effect the Closing.

(g)	A South Carolina Department of Revenue closing affidavit.

ARTICLE VIII

PURCHASER’S DELIVERIES AT CLOSING

At Closing, Purchaser shall deliver the following:

8.1 Purchase Price. Purchaser shall deliver to Seller the Purchase Price, with the amount thereof to reflect payment at Closing of the Earnest Money and adjustments for the prorations and adjustments required in connection with the Closing. The Earnest Money shall be applied against the Purchase Price of the Property at Closing.

8.2 Closing Statement. A closing statement and such other documents as may be necessary to effect the Closing.

ARTICLE IX

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

In order to induce Purchaser to enter into this Agreement and to purchase the Property, in addition to the warranties, representations, covenants, and undertakings contained elsewhere in this Agreement, Seller hereby makes the following representations, warranties and covenants, each of which is material and is relied upon by Purchaser:

9.1 Title to Property. Seller is the sole owner of good, marketable and insurable fee simple title to the Property.

9.2 Authority of Seller. Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms and conditions hereof. This Agreement, when executed and delivered by Seller, will be a valid and binding obligation of Seller in accordance with its terms.

9.3 Options and Contracts. No options or other contracts have been granted or entered into which are still outstanding and which give any other party a right to purchase any interest in the Property or any part thereof.

9.4 Condemnation Proceedings. There are no condemnation or eminent domain proceedings pending against the Property or any part thereof and the Seller has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part thereof.

9.5 Mechanic’s Liens. No payments for work, materials, or improvements furnished to the Property, will be due or owing at Closing and no mechanic’s lien, materialman’s lien, or other similar lien shall be of record against the Property at the time of Closing.

9.6 Pending Litigation. There is no litigation, or other proceeding pending regarding the Property or its intended use, or, to the best of the Seller’s actual knowledge, pending or threatened before any court, commission, or other body or authority, and, further, Seller has not received written notification of any asserted failure of Seller or the Property to comply with applicable laws (whether statutory or not) or any rule, regulation, order, ordinance, judgment or decree of any federal, municipal or other governmental authority.

9.7 No Defaults. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will:

(a)	Conflict with, or result in a breach of, the terms, conditions, or provisions of, or constitute a default under, any agreement or instrument to which Seller or any predecessor of Seller is a party, or

(b)	Violate any restriction to which Seller is subject, or

(c)	Constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree, or order, or

(d)	Result in the acceleration of any mortgage or note pertaining to the Property or the cancellation of any contract or lease pertaining to the Property, or

(e)	Result in the creation of any lien, charge or encumbrance upon any of the properties or assets to be sold or assigned to Purchaser pursuant to the provisions of this Agreement.

9.8 Events Prior to Closing. Seller will not cause or permit any action to be taken which would cause any of Seller’s representations or warranties to be untrue as of the Closing. Seller agrees immediately to notify Purchaser in writing of any event or condition which occurs prior to Closing hereunder, which causes a change in the facts related to, or the truth of, any of Seller’s representations.

9.9 Further Acts of Seller. On or before the Closing, Seller will do, make, execute and deliver all such additional and further acts, deeds, instruments and documents as may reasonably required by Purchaser’s title insurance company completely to vest in and assure to Purchaser full rights in or to the Property.

9.10 Environmental Condition. Seller represents, warrants and covenants the following:

(i) The Property does not presently contain and is free from all hazardous substances and/or wastes, toxic and nontoxic pollutants and contaminants, including, but not limited to, petroleum products and asbestos (“Hazardous Substances”).

(ii) To the best of Seller’s knowledge, the Property has not in the past been used for the storage, manufacture or sale of Hazardous Substances or for any activity involving Hazardous Substances.

(iii) To the best of Seller’s knowledge, no Hazardous Substances are located in the vicinity of the Property.

(iv) If Seller becomes aware of any Hazardous Substances between the Effective Date and the Closing Date, Seller shall immediately notify Purchaser in writing of the presence of any such Hazardous Substances.

(v) If the environmental assessment obtained by Purchaser discloses the existence of any hazardous substances or environmental contamination, and this Agreement does not close due to any reason except Purchaser’s default, Seller shall immediately reimburse to Purchaser all costs and expenses incurred by Purchaser in obtaining the environmental assessment.

9.11 Zoning. The Property is currently zoned              and there are no proceedings threatened or pending with respect to a change in such zoning.

ARTICLE X

COMMISSIONS

10.1 Real Estate Commission. Seller and Purchaser represent and warrant to each other that no brokerage fees or real estate commissions are or shall be due or owing in connection with this transaction or in any way with respect to the Property except as stated below. Seller agrees to defend, indemnify, and hold Purchaser harmless from any claims, costs, judgments, or liabilities of any kind advanced by persons claiming real estate brokerage fees through Seller. Purchaser agrees to defend, indemnify, and hold Seller harmless from any claims, costs, judgments, or liabilities of any kind advanced by persons claiming real estate brokerage fees through Purchaser. The indemnities set forth in this Article 10.1 shall survive Closing.

10.2 Seller shall be responsible to pay a real estate commission only in the event of Closing to CB Richard Ellis Carmody in the amount of                                          (%) percent of the Purchase Price.

ARTICLE XI

DEFAULT

11.1 Defaults. In the event any warranty or representation of Seller contained in this Agreement proves to be untrue in any respect to or in the event Seller fails to comply with or perform any of the conditions, agreements, or obligations to be performed by Seller prior to Closing, then at Purchaser’s option, Purchaser may either (i) receive an immediate refund of the Earnest Money from Seller and thereafter exercise any and all rights and remedies available to Purchaser at law and in equity, including without limitation the right of specific performance; or (ii) terminate this Agreement and receive a refund of the Earnest Money Deposit, Additional Earnest Money Deposit, and Extension Deposit, together with an amount equal to its out-of-pocket expenses, and thereafter all rights and obligations created hereunder shall be deemed null and void and of no further force or effect.

In the event Purchaser fails to rescind this Agreement prior to the end of the Review Period or fails to comply with or perform any of the conditions to be complied with or any of the covenants, agreements or obligations to be performed by Purchaser under the terms and provisions of this Agreement, Seller may have the right to retain the Earnest Money and other deposits as full liquidated damages, the same being Seller’s sole remedy, whereupon this Agreement and all rights and obligations created hereby shall automatically terminate and be null and void and of no further force or effect whatsoever.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transaction contemplated herein and it supersedes all prior discussions, undertakings or agreements between the parties. This Agreement shall not be modified except by a written agreement executed by both parties.

12.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective, heirs, devisees, personal representatives, successors and assigns.

12.3 Survival of Warranties. Except as otherwise expressly provided herein, it is the express intention and agreement of the parties to this Agreement that all covenants, agreements, statements, representations and warranties made by Purchaser and Seller in this Agreement (which shall be deemed to include the matters and information disclosed in any of the Exhibits attached hereto or in any document or instrument delivered by Seller pursuant to the provision of this Agreement or at or in connection with the Closing) shall survive the Closing.

12.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of South Carolina.

12.5 Article Headings. The Article headings as used herein are for convenience of reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations, and warranties set forth herein or limit the provisions or scope of any Article.

12.6 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

12.7 Time of Essence. Both parties hereto specifically agree that time is of the essence to this Agreement with respect to the performance of the obligations of the parties under this Agreement.

12.8 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be deemed appropriate by the parties, all of which shall comprise one (1) agreement.

12.9 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, delivered by overnight courier or mailed by First Class, Registered or Certified Mail, return receipt requested, postage prepaid, as follows:

(a)	If to Seller:

(b)	If to Purchaser: First National Bank of the South

Attn: Jerry Calvert

P.O. Box 3508

Spartanburg, S.C. 29304

     (864) 594-5690 ph

With copy to:                     Johnson, Smith, Hibbard & Wildman

     Attn: Kelly D. H. Lowry

     220 N. Church Street

     Spartanburg, S.C. 29302

     (864) 582-8121 ph

     (864) 585-5328 fax

Any such notice, request, consent or other communications shall be deemed received at such time as it is personally delivered or on the fifth business day after it is so mailed, as the case may be.

12.10 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless any day is a Saturday, Sunday or Legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. at the location of the Property.

12.11 Invalid Provisions. In the event any one or more of the provisions contained in this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IN THE PRESENCE OF:	SELLER:

Book Em Brothers, LLC

By:

Its:

PURCHASER: FIRST NATIONAL BANK OF THE SOUTH

By:

Its:

Exhibit “A”

Legal Description of the Property

All that lot, tract or parcel of land, together with any improvements thereon, situate, lying and being on the southeastern corner of an intersection of US Highway 17 Bypass and Cottingham Drive, in the Town of Mt. Pleasant, Charleston County, State of South Carolina, and being more particularly shown and delineated on a plat of the property of Standard Federal Savings and Loan Association prepared George A. C. Johnson, Jr., Inc., Engineers, Planners and Surveyors, dated October 21, 1980 and recorded in the RMC Office for Charleston County in Deed Book B194 at Page 816 and also shown as .52 acres on plat recorded in Plat Book W at page 146 in said Register’s Office, to which plats reference is hereby made for a more complete and perfect description.

LESS AND EXCEPT: All that triangular parcel of property conveyed by Furst Von Isenburg, et al. to the South Carolina Department of Highways and Public Transportation dated September 20, 1988 and recorded in the RMC Office for Charleston County in Book U181 at Page 107.

Together with all rights, benefits and easements as established under that certain Easement Agreement between Arlen Realty, Inc., and Pleasant Mount Associates, as Party of the First Party, and Standard Savings & Loan Association, Party of the Second Part, dated August 13, 1976, and recorded August 31, 1976, at Book G-110, Page 230 which benefits the leasehold parcel and burdens the following described Easement Parcel as more particularly set forth in said instrument.

All that certain piece, parcel or tract of land, together with the buildings and improvements thereon, situate, lying and being in the Town of Mt. Pleasant, Charleston County, South Carolina, known as “Royal Z Lanes, Inc., TMS No. 517 04 00 105, 396,770 sq. ft., 9.109 acres, as shown on plat entitled “Closing Survey 603 Highway 17 Bypass, Town of Mt. Pleasant, Charleston County, SC” made by Forsberg Engineering & Surveying, Inc. dated October 20, 1994 and recorded October 21, 1994 in Plat Book EA, Page 276 in the RMC Office for Charleston County, to which plat reference is made for a more complete and perfect description.